Exhibit 99.1

NEWS RELEASE

For Immediate Release

December 6, 2022

Mark Mugiishi appointed to First Hawaiian, Inc. and First Hawaiian Bank Boards of Directors

First Hawaiian, Inc. (NASDAQ: FHB), the parent company of First Hawaiian Bank, announced today the appointment of Mark Mugiishi, M.D., F.A.C.S., to serve on its Board of Directors and the Board of Directors of First Hawaiian Bank. Dr. Mugiishi also was appointed to the Board of Directors’ Risk Committee. All appointments are effective December 6, 2022.

“We are pleased to welcome Dr. Mugiishi and thank him for agreeing to serve on our Board. His diverse experience in the medical field coupled with his track record of giving back, makes him a valuable addition to our leadership team and demonstrates alignment with our goals and values as a company,” said Bob Harrison, First Hawaiian, Inc. Chairman, President and CEO. “We look forward to drawing on Dr. Mugiishi’s expertise as we continue to enhance our digital offerings while staying true to our mission of being a relationship bank where our customers expect and receive personalized world class service.”

Dr. Mugiishi is the president and chief executive officer of Hawaii Medical Service Association (HMSA). For the majority of his career, Dr. Mugiishi practiced and taught surgery in private practice and in association with the University of Hawaii John A. Burns School of Medicine. He has served HMSA in a variety of capacities since 1995, from part-time medical director to consultant. In 2015, he joined the leadership team as executive vice president, chief medical officer and chief health officer.

Dr. Mugiishi co-founded the Endoscopy Institute of Hawaiʻi and the Eye Surgery Center of Hawaii and was a medical director at Hawaii technology accelerators. He was a general surgeon in the state for nearly 30 years and was associate chair of the department of surgery and director of surgical education at the University of Hawaii’s medical school. Dr. Mugiishi earned his medical degree from Northwestern University Feinberg School of Medicine.

First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858, is Hawaii’s largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

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Media Contact:

Lindsay Chambers

Vice President & Public Relations Manager

First Hawaiian Bank

Ph: (808) 286-6340

Email: LChambers@fhb.com

Investor Relations Contact:
Kevin Haseyama, CFA

(808) 525-6268

khaseyama@fhb.com